INTERNAL USE ONLY The National Grid plc – Share Dealing Policy sets out the rules on dealing in National Grid plc securities for the Board, Senior Management and certain other employees of the Company and its subsidiaries both in the UK and US who are restricted in a number of ways. The purpose of these rules is to help ensure such individuals comply with these restrictions. This policy is one of National Grid’s policies and must be read in conjunction with the relevant laws as detailed within this document. Any dealing breach of this policy or the law will be regarded as a serious disciplinary offence. National Grid reserves the right to investigate any dealing which it believes may have breached this policy. National Grid plc – Share Dealing Policy National Grid | National Grid plc – Share Dealing Policy Version – 3.0 Once printed this is an uncontrolled document. Refer to Grid:home for latest version. 2 Contents National Grid Share Dealing Policy Page Share Dealing Policy 3 1. Introduction 3 2. Who is affected by this Policy? 3 3. What are the Key Obligations under this Policy? 3 4. What dealings does this policy apply to? 3 Procedure 3 1. Who can grant clearance to deal? 3 2. How to get clearance to deal? 4 3. Why might clearance not be granted? 4 PDMRs 4 1. PDMR Obligations 4 2. Closely Associated Persons (CAPs): 5 3. What transactions must be notified? 5 Contacts 5 Appendices 6 Schedule 1 – Clearance to Deal Checkilist 6 Schedule 2 - Price Sensitive Information 7

National Grid | National Grid plc – Share Dealing Policy Version – 3.0 Once printed this is an uncontrolled document. Refer to Grid:home for latest version. 3 Share Dealing Policy 1. Introduction This policy has been adopted to comply with the requirements of the UK Market Abuse Regulation (MAR) and the Financial Conduct Authority (FCA). It prohibits dealing at certain times and outlines the process Restricted Persons must follow to receive pre-clearance and the notification procedures to be followed when dealing in securities of National Grid plc. This policy should be read in conjunction with the training material available on the National Grid Share Dealing Portal (www.nationalgridsharedealing.com). The key obligation under this Policy is that Restricted Persons must obtain and receive clearance prior to any dealings in the Company’s securities. This procedure is set out on page 4. 2. Who is a ‘Restricted Person’ and therefore covered by this Policy? • Persons Discharging Managerial Responsibilities (PDMRs) –National Grid has determined its PDMRs to be members of the National Grid plc Board and the Group Executive Committee members, excluding business unit presidents. • Insiders – Employees who have access to price sensitive information and appear on an Insider List which the Company is legally obliged to establish and maintain. You will be informed if you are an Insider. • Employees on a Confidential Business List – Employees who have access to confidential business information (not price sensitive) and therefore appear on a confidential business list. Employees will be informed if they are on a confidential business list. • Closely Associated Persons (CAPs) – only relevant to PDMRs. CAPs (as defined on page 5) are also required to comply with this policy. 3. What dealings does this policy apply to? Restricted Persons must get clearance for any form of dealing in the Company’s securities. (Company Securities). This includes the Company’s shares which are traded on the London Stock Exchange and the Company’s American Depositary Receipts which are traded on the New York Stock Exchange. It also includes the Company’s and its subsidiaries other publicly listed securities, including debt securities and any other instruments related to those shares or debt instruments (e.g. options and derivatives) whether listed in the UK, the US or elsewhere. Dealing is an extremely wide term and describes any change in the nature of a person’s holding or interest in securities, however it arises, and regardless of whether such change is within a person’s control. There are some forms of dealing that only PDMRs are required to seek clearance for. Examples of forms of dealing that require clearance can be found at Schedule 1. As a Restricted Person you must seek clearance for dealings made on your behalf for example by your broker, manager of investment fund/pension fund or a trustee of a family trust. You must also seek clearance for dealings that you enter on behalf of somebody else. For example, if you are an executor of an estate that holds Company Securities, you would need to seek clearance to deal in the same way as if they were your own. Procedure 1. Who can grant clearance to deal? Company Secretariat manage and maintain the process and list of who can grant clearance to deal. Person seeking clearance Clearance to be provided by Chair Chief Executive and one other Executive Director Chief Executive Chair and one other Executive Director National Grid | National Grid plc – Share Dealing Policy Version – 3.0 Once printed this is an uncontrolled document. Refer to Grid:home for latest version. 4 Executive Director/Group General Counsel & Company Secretary Chair or Chief Executive and one other Executive Director Other PDMRs/ Restricted Persons Company Secretariat 2. How to get clearance to deal? Restricted Persons who wish to deal in the Company’s securities must follow the procedure outlined below. Step 1 Review Schedule 1 to confirm whether you require clearance Step 2 Submit a dealing request through the National Grid Share Dealing Portal (www.nationalgridsharedealing.com). For any login issues please contact the Company Secretariat team. • Complete the dealing request, with all relevant information, including if you have access to price sensitive information. • You will be informed within two business days if clearance has been granted. • Take no other action until clearance is granted or denied. Step 3 What to do if clearance is granted • Upon receipt of clearance, you must deal as soon as possible and in any event within two business days of clearance being received. • If you do not deal within two business days, you must apply for clearance again through the portal. • You must also seek clearance again if your circumstances change. Step 4 What to do after dealing • You must complete a post dealing notification on the share dealing portal by the end of the business day (5.30pm UK time) after the one on which the dealing took place. • PDMRs must notify Company Secretariat of dealing completion as soon as possible, this is so the required market notifications can be made to the London Stock Exchange (LSE) and FCA. 3. Why might clearance not be granted? A Restricted Person will not normally be granted clearance to deal in any company securities if: • the Restricted Person is on an Insider List meaning they have price sensitive information and are in an ‘Inside Information Period’; • the Company is in a ‘Closed Period’, this is the period of 30 days before the release of National Grid plc’s half- year and preliminary full-year results. The Closed Period is notified to those affected; or • where the person authorised to grant clearance reasonably believes that the relevant dealing is otherwise in breach of any of the share dealing policy or the law. Clearance to deal may be granted for a Restricted Person during a Closed Period or Inside Information Period under exceptional circumstances. In this instance a decision will be made by the Group General Counsel & Company Secretary on a case by case basis. If you believe you have exceptional circumstances to warrant permission being granted during a Closed Period or an Inside Information Period you should contact the Company Secretariat team. PDMRs 1. PDMR Obligations If you are a PDMR of the Company, you have three key legal obligations under MAR which you are legally responsible for and must comply with:

National Grid | National Grid plc – Share Dealing Policy

1. Ensure you obtain appropriate clearance to deal.
2. Notify transactions to the Company: You and your CAPs must notify certain transactions in Company Securities to the Company. The Company will then notify the FCA on behalf of the PDMR and/ or CAP.
3. Ensure your CAPs are aware of their legal obligation to request permission to deal and to notify certain transactions.

2. PDMR - Closely Associated Persons (CAPs) are defined as follows:

- your spouse or civil partner;
- your dependent children (meaning children or stepchildren under the age of 18 who are unmarried and not in a civil partnership);
- any relative who, on the date of the transaction which needs to be notified, has lived with you for at least a year; and
- any entities managed, controlled by you, or run for your benefit or that of your spouse, civil partner or children.

3. What transactions must be notified?

PDMR and their CAPs, have a legal obligation under MAR to notify certain transactions in Company Securities. You **must** notify the Company by the end of the UK business day (5.30pm UK) after the one on which the transaction takes place. The Company Secretariat will make the notification to the London Stock Exchange, FCA and SEC (where applicable) on your behalf. Details of which transactions you must seek clearance for are outlined in Schedule 1. Notwithstanding this, even if a transaction does not require clearance it may still need to be notified.

How to make the notification?

The notification must be made through the National Grid Share Dealing Portal. You will receive confirmation of receipt within 12 hours. If you do not, it is **your** responsibility to follow up with the Company Secretariat.

Obligations in respect of your CAPs

As set out above, your CAPs must notify certain transactions in the Company's Securities. CAPs are also restricted from dealing during closed periods and periods of inside information. As a PDMR, you have the following responsibilities in respect of your CAPs:

- Inform the Company of your CAPs: The law requires the Company to keep an up to date list of your CAPs. The Company will therefore send you a **CAPs Identification Form** on appointment for you to complete. You are responsible for ensuring that all your CAPs are identified on this form and that your CAPs have consented to the Company holding their personal information for this purpose.
- Inform your CAPs of their legal obligation to notify their transactions: The Company will also provide a briefing note to your CAPs that explains their legal obligations. For CAPs who are minors, the Company will notify the CAP via the relevant PDMR.
- Inform your CAPs of their restriction to deal during Company Closed Periods and notify your CAP upon entering a Closed Period or an Inside Information Period.
- Inform the Company of any changes to your CAPs.

Brokers/Investment Managers

If you manage your holdings in Company Securities through a broker/investment manager, it is imperative that your brokers/investment managers (whether discretionary or not) notify you of any changes in such holdings so that you can complete the notification process above. You should also remind any brokers/investment managers (whether discretionary or not) not to deal in Company Securities on your behalf during a Closed Period or if you inform them you have access to price sensitive information.

Contacts

This Policy is managed by the Company Secretariat. For any questions on the particulars of the policy please contact the below:

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National Grid | National Grid plc – Share Dealing Policy

UK – Company Secretariat
- Pritti Patel
  Pritti.patel@nationalgrid.com

US – Legal
- Greg Barone
  gregory.barone@nationalgrid.com

Appendices

Schedule 1 – Clearance to deal checklist

Use this checklist for guidance on whether your dealing requires clearance:

TYPE OF DEALING	RESTRICTED PERSON	PDMR
Buying, Selling, Transfer or Gifting		
Purchasing or selling Company Securities	✓	✓
Giving a gift of Company Securities	✓	✓
Making a transfer of Company Securities from one nominee to another (including when the beneficial owner remains the same)	✕	✓
Making a transfer of Company Securities to spouse, civil partner, child or step-child	✕	✓
Receiving a gift of Company Securities	✕	✓
Transfer certificated securities to a nominee	✕	✓
Share Plans		
Accepting a Sharesave invitation	✕	✓
At Sharesave maturity choosing the option: Electing to 'Exercise and Sell'	✓	✓
At Sharesave maturity choosing the option: Exercise and Keep; Exercise and ISA; or Take savings back	✕	✓
Cancelling or surrendering an award of option including a Sharesave option	✕	✓
Exercising options under the Long-Term Performance Plan	✓	✓
Stopping, starting or changing contributions under the SIP or the ESPP	✓	✓
Transferring securities out of the SIP/ESPP trust	✕	✓
Selling Company Securities acquired under Sharesave, SIP, Lattice SIP or Retention Award Plan	✓	✓

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National Grid | National Grid plc – Share Dealing Policy

Cashing out an award or option	✓	✓
Electing to join, amend or cancel arrangements in the SCRIP or DRIP scheme	✗	✓
Other (Loans, Funds, Tax, Dealings on your behalf or on behalf of third party etc.)		
Acquiring Qualification Shares as a Director	✓	✓
Dealings that you enter into on behalf of somebody else (e.g. if you are executor of an estate which holds Company Securities)	✓	✓
Dealings made on your behalf, for example by: your broker; the manager of an investment fund; your pension fund; or a trustee of a family trust, where the relevant fund includes Company Securities. This is only necessary if you are allowed to give directions as to investments/timing. If you cannot do this and the manager/trustee has complete discretion, clearance is not needed	✓	✓
Selling Company Securities to pay tax (unless this sale is automatic)	✓	✓
Using Company Securities as security for a loan	✓	✓
Entering into, amending or cancelling an investment management or trading plan	✓	✓
Giving instructions to the manager of a pension/investment fund to invest in or sell Company Securities	✓	✓

Schedule 2 - Price Sensitive Information

1. What is it?

Price sensitive information is information that: (i) is precise; (ii) has not been made public; (iii) relates, directly or indirectly, to the Company or its financial instruments; and (iv) which, if made public, would be likely to have a significant effect on the price of the Company's shares or other securities or related derivatives. It includes information that would have a substantial likelihood of affecting a reasonable investor's decision to buy, sell or hold the Company's shares or other securities. This definition will apply to dealings in both the UK and US.

If you have access to price sensitive information you will be added to an Insider List and told you are an Insider. If you are not sure whether you have access to price sensitive information, you should first ask the person who provided you with the information if it is price sensitive and if you are still unsure contact the Group General Counsel & Company Secretary.

2. What if I have price sensitive information?

If you have access to price sensitive information then you must not: (i) use it to deal in securities (known as 'insider dealing'); (ii) recommend or induce somebody else to engage in insider dealing; or (iii) disclose the price sensitive information.

3. Insider Dealing

You must not use price sensitive information to buy or sell (or otherwise acquire or dispose of) any securities to which that information relates.

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National Grid | National Grid plc – Share Dealing Policy

- It does **not** matter if you have good reasons for buying or selling which have nothing to do with the price sensitive information (e.g. you need to sell to pay a bill); you could still be said to be insider dealing. If you do have price sensitive information but you still need to sell, you must get prior clearance (see Part A).
- It does **not** matter who stands to make a profit or whether or not any profit is, in fact, made from the dealing. For example, you could be insider dealing if you had price sensitive information about Company Securities and:
  - you bought or sold Company Securities in your own name, even at a loss; or
  - as a director of another company, you were involved in a decision by that company to buy or sell Company Securities; or
  - as the executor of a family estate, you bought or sold Company Securities for the estate – even if you were not a beneficiary of the estate and so would not benefit personally.
- The main characteristic of insider dealing is that someone is getting an unfair advantage from the price sensitive information to the disadvantage of those who do not have it.
- It would also be insider dealing if you decided to exercise a share option or award (or sell shares to pay tax) under the Company's share plans when you have price sensitive information as you would then be acquiring shares.

Recommending or inducing somebody else to engage in insider dealing

- Just as you cannot use price sensitive information to deal in Company Securities yourself, you must not recommend or induce anybody else to do so even if:
  - you do not tell them what the information is or that you have price sensitive information;
  - they do not end up buying or selling Company Securities; or
  - they do buy or sell but do not make any money.
- This would include, for example: (i) encouraging a work colleague to exercise their options; (ii) suggesting that your spouse buys or sells Company Securities; or (iii) instructing a fund manager to buy or sell Company Securities on your behalf.
- If, with your encouragement, a person sells or buys Company Securities they may also be guilty of insider **dealing** themselves if they knew, or ought to have known that your encouragement was based on price sensitive information. You should bear this in mind if somebody encourages you to buy or sell.

Unlawfully disclosing price sensitive information

- If you have price sensitive information, you must not share it with anyone else except where you are required to do so by law or as part of your employment.
- You may also have price sensitive information about other companies, either through work or acquired in some other way. If this is the case, the prohibitions set out above apply in relation to those companies' shares too.

4. Disclosure Policy

For further details on Inside Information and Disclosure, this policy should be read alongside the Disclosure Policy available on Grid:Home.

Version number	3.0
Policy owner	Justine Campbell
Role	Group General Counsel & Company Secretary
Team	Company Secretariat
Approved by	National Grid plc - Board

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National Grid | National Grid plc – Share Dealing Policy Version – 3.0 Once printed this is an uncontrolled document. Refer to Grid:home for latest version. 9 Date approved 26 July 2021 Review date 01 May 2023 Amendments Version Date Change details 2 7-Oct-21 PDMRs updated 3 3-Nov-22 Key Contacts updated